OPINION OF COUNSEL

Exhibit 5.1

         The Law Offices of James H. Morgan
         James H. Morgan
         Attorney at Law
         122 Pelican Ave
         Brighton Colorado 80501
         Office: (720) 685-3303

Date: September 9, 2004
International Broadcasting Corp.
Re:  Opinion of Counsel  -  Registration Statement on Form S-8
Gentleman:

         I am currently counsel for International Broadcasting Corp. (the 'Company'), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the 'Registration Statement'), relating to 15,000,000 shares of the Company's common stock, no par value, (the 'Common Stock'), issuable pursuant to the Company's Employees Agreement, (the 'Plan').

         I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

         Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable. Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ James H. Morgan
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James H. Morgan